                                  Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statements Nos. 33-19897, 33-31709, 33-63517, 33-63519, 333-21389, 333-65777, 333-65779 and
333-65791 of Reliance Group Holdings, Inc. on Forms S-8 of our reports dated February 29, 2000, except as to note 4 of the consolidated financial statements, as to which the date is March 15, 2000, appearing in and incorporated by reference in this Annual Report on Form 10-K of Reliance Group Holdings, Inc. for the year ended December 31, 1999. We also consent to the use of Touche Ross & Co., and statements with respect to Touche Ross & Co., as appearing under the heading "Experts" in the Propectuses which are part of registration statement Nos. 33-19897 and 33-31709.

Deloitte & Touche LLP

New York, New York
March 28, 2000